UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 13, 2026

WW INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 West 18th Street, 7th Floor, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	WW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On April 13, 2026, Michael Mason notified the board of directors (the “Board”) of WW International, Inc. (the “Company”) of his decision to resign as a member of the Board, effective immediately. Mr. Mason resigned from the Board for personal reasons. His decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Mason commented, “I am confident in the Board’s ability to guide the Company through its next phase of growth. I believe in the Company’s strategy to position Weight Watchers as the global destination for weight health and will be cheering on the management team as they continue to serve the member community and drive long-term value for shareholders.”

The Board and the Company thank Mr. Mason for his service and contributions during his tenure on the Board.

Following Mr. Mason’s resignation, the Board approved a decrease in the size of the Board from six to five directors.

Officer Compensation

As previously announced, effective April 3, 2026, the Company established the Interim Office of the Chief Executive (“IOCE”), comprised of Felicia DellaFortuna, the Company’s Chief Financial Officer, and Jonathan Volkmann, the Company’s Chief Operations Officer, to serve as the principal executive officers of the Company on an interim basis until such time as the Board appoints a Chief Executive Officer.

In respect of Ms. DellaFortuna’s and Mr. Volkmann’s service in the capacity of the IOCE, the Board unanimously approved the following compensation changes on April 15, 2026: each of Ms. DellaFortuna and Mr. Volkmann will receive (i) a lump sum cash payment of $150,000, payable in April 2026; and (ii) if Ms. DellaFortuna and Mr. Volkmann continue to serve in the capacity of the IOCE from and following July 1, 2026, a monthly cash fee of $50,000 for each month that they serve in the capacity of the IOCE, payable monthly in advance. If either Ms. DellaFortuna or Mr. Volkmann voluntarily resigns from employment with the Company or is terminated from employment for cause prior to (a) June 30, 2026 (with respect to the lump sum cash payment described in subclause (i)), or (b) from and following July 1, 2026, prior to the end of a calendar month (with respect to the monthly cash payment described in subclause (ii)), then Ms. DellaFortuna or Mr. Volkmann, as applicable, will be required to repay to the Company a pro-rated portion of the applicable cash payment based on the number of days that s/he was employed during the applicable (1) three-month period (with respect to the lump sum cash payment described in subclause (i)) or (2) month (with respect to the monthly cash payment described in subclause (ii)).

In addition, on April 15, 2026, the Board approved increases to each of Ms. DellaFortuna’s and Mr. Volkmann’s annual cash bonus target opportunities from 50% to 75% of their annual base salary (which annual base salary is $600,000 for Ms. DellaFortuna and $495,000 for Mr. Volkmann), which the Board considered appropriate in light of the recent expansion in their duties and responsibilities in their roles as Chief Financial Officer and Chief Operations Officer, respectively. Such increases will be effective immediately for the 2026 annual cash bonus plan year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WW INTERNATIONAL, INC.

DATED: April 17, 2026	By:	/s/ Debra Cotter
	Name:	Debra Cotter
	Title:	Chief Legal Officer and Secretary

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